Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2023

  Net income of $82.0 million, or $0.46 per diluted share, for the third quarter of 2023, compared to $70.7 million, or $0.39 per diluted share, for the second quarter of 2023. Return on average assets for the third quarter of 2023 at 1.72%, compared to 1.51% for the second quarter of 2023.
  Income before income taxes of $109.0 million for the third quarter of 2023, compared to $101.0 million for the second quarter of 2023.
  On a non-GAAP basis, pre-tax, pre-provision income of $113.4 million for the third quarter of 2023, compared to adjusted pre-tax, pre-provision income of $118.0 million for the second quarter of 2023.
  Net interest income of $199.7 million for the third quarter of 2023, compared to $199.8 million for the second quarter of 2023. Net interest margin decreased to 4.15% for the third quarter of 2023 from 4.23% for the second quarter of 2023, mainly driven by an increase in the mix of interest-bearing deposits to total deposits and continued market-driven increases in deposit costs that exceeded the benefit of higher yields in the loan portfolio and other interest-earning assets.
  Provision for credit losses decreased to $4.4 million for the third quarter of 2023, compared to $22.2 million for the second quarter of 2023. The decrease is mainly related to the reserve recorded during the second quarter of 2023 as a result of an increased uncertainty in the forecasted commercial real estate price index (“CRE price index”) and a reduction in the allowance for credit losses (“ACL”) for held-to-maturity debt securities during the third quarter of 2023. The ratio of the ACL for loans and finance leases to total loans held for investment was 2.21% as of September 30, 2023, compared to 2.28% as of June 30, 2023.
  Non-interest income decreased to $30.3 million for the third quarter of 2023, compared to $36.3 million for the second quarter of 2023, mainly driven by the effect during the second quarter of 2023 of a $3.6 million gain recognized from a legal settlement and a $1.6 million gain on the repurchase of $21.4 million in junior subordinated debentures.
  Non-interest expenses increased by $3.7 million to $116.6 million for the third quarter of 2023, compared to $112.9 million for the second quarter of 2023, mainly driven by an increase in employees’ compensation and benefits expense as a result of merit compensation increases implemented in July 2023. The efficiency ratio for the third quarter of 2023 was 50.71%, compared to 47.83% for the second quarter of 2023. On a non-GAAP basis, excluding the aforementioned gains, the efficiency ratio for the second quarter of 2023 was 48.91%.
  Income tax expense decreased to $27.0 million for the third quarter of 2023, compared to $30.3 million for the second quarter of 2023, as a result of a lower effective tax rate, partially offset by higher pre-tax income when compared to the previous quarter.
  Credit quality variances:

- Non-performing assets increased by $9.1 million to $130.2 million as of September 30, 2023, mainly driven by the inflow of a $9.5 million commercial and industrial loan in the Puerto Rico region.

- Annualized net charge-offs to average loans ratio decreased to 0.48% for the third quarter of 2023, compared to 0.67% for the second quarter of 2023, mainly driven by a $6.2 million charge-off recorded on a commercial and industrial participated loan in the Florida region during the second quarter of 2023 and a $1.4 million recovery recorded on a construction loan in the Puerto Rico region during the third quarter of 2023.

  Total loans increased by $226.3 million from the prior quarter to $12.0 billion as of September 30, 2023. On a portfolio basis, the variance consisted of increases of $119.6 million in commercial and construction loans, $93.2 million in consumer loans, primarily finance leases and auto loans, and $13.5 million in residential mortgage loans. In terms of geography, the total loan growth consisted of increases of $174.1 million in the Puerto Rico region, $46.4 million in the Florida region, and $5.8 million in the Virgin Islands region.
  Total loan originations, including refinancings, renewals, and draws from existing commitments (other than credit card utilization activity), amounted to $1.2 billion in the third quarter of 2023, an increase of $163.1 million compared to the second quarter of 2023. The growth in total loan originations consisted of increases of $138.0 million in commercial and construction loans, $10.5 million in consumer loans, and $14.6 million in residential mortgage loans.
  Government deposits, which are fully collateralized, decreased in the third quarter of 2023 by $172.2 million and totaled $3.3 billion as of September 30, 2023. The decline in government deposits was mainly in the Puerto Rico region.
  Excluding brokered certificates of deposit (“brokered CDs”) and government deposits, total deposits decreased by $159.0 million to $12.9 billion as of September 30, 2023, reflecting reductions of $62.1 million in the Virgin Islands region, $52.0 million in the Puerto Rico region, and $44.9 million in the Florida region. The decrease in total deposits, excluding brokered CDs and government deposits, is net of a $77.6 million increase in time deposits.
  Brokered CDs decreased by $53.3 million during the third quarter of 2023 to $310.3 million as of September 30, 2023, which represents 1.9% of total deposits.
  Borrowings decreased by $73.9 million during the third quarter of 2023 to $0.7 billion as of September 30, 2023, driven by the repayment at maturity of a short-term repurchase agreement during the third quarter of 2023.
  Cash and cash equivalents decreased to $584.9 million as of September 30, 2023. When adding $2.1 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.7 billion as of September 30, 2023, or 14.58% of total assets, compared to 16.70% as of June 30, 2023. Including the $947.8 million in available lending capacity at the Federal Home Loan Bank (“FHLB”), available liquidity amounted to 19.67% of total assets as of September 30, 2023, compared to 21.82% as of June 30, 2023.
  Capital ratios exceed required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated total capital, common equity tier 1 (“CET1”) capital, tier 1 capital, and leverage ratios were 18.84%, 16.35%, 16.35%, and 10.57%, respectively, as of September 30, 2023. On a non-GAAP basis, the tangible common equity ratio was 6.74% as of September 30, 2023, compared to 7.03% as of June 30, 2023.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 20, 2023--First BanCorp. (the “Corporation” or “First BanCorp.”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net income of $82.0 million, or $0.46 per diluted share, for the third quarter of 2023, compared to $70.7 million, or $0.39 per diluted share, for the second quarter of 2023, and $74.6 million, or $0.40 per diluted share, for the third quarter of 2022.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “For the third quarter we earned $82.0 million in net income and delivered a strong return on average assets of 1.72% driven by a combination of loan growth across all our businesses, disciplined expense management, and encouraging economic trends in our main market. The strength of our franchise and the competitive positioning of our balance sheet allows us to deliver consistent earnings even during a challenging period for the banking industry.”

Alemán continued: “Total loans increased 1.5% during the quarter, or 6% on an annualized basis, underscored by healthy levels of commercial and consumer loan originations across all regions. Our well diversified loan portfolio has been sequentially expanding for the last seven quarters as we continue to focus on executing our strategy of capturing our fair share of the segments we serve. Total core deposits, other than brokered CDs and government deposits, decreased by 1.2% to $12.9 billion. The net reduction in core deposits during the quarter was primarily related to the erosion of excess liquidity in the market and the search for higher yielding alternatives by retail customers outside the traditional banking sector, offset by a stabilization in commercial deposit balances due to increased business activity in Puerto Rico.

The economy in Puerto Rico continues to perform well, labor market trends remain stable, and enduring consumer confidence is evidenced by most indicators despite higher rates and inflationary pressures. We have ample experience operating under changing market conditions and will continue to leverage our risk and control framework to continue supporting our customers throughout economic cycles.”

Alemán concluded: “Finally, we repurchased $75.0 million in shares of common stock during the quarter thereby finalizing the remaining buyback authorization under the 2022 capital plan. In consideration of our strong capital levels and the Board of Directors’ confidence in our strategy and outlook, we expect to continue repurchasing shares of common stock during the fourth quarter under the 2023 capital plan authorization of $225 million. I want to thank all our employees for their continued efforts to best serve our clients and communities and all our shareholders for their unwavering support.”

NON-GAAP DISCLOSURES

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are used when management believes that the presentation of these non-GAAP financial measures enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. The Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process. Where non-GAAP financial measures are used, the most comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the most comparable GAAP financial measure, can be found in the text or in the tables in or attached to this press release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Certain non-GAAP financial measures, such as adjusted net income, adjusted pre-tax, pre-provision income, adjusted non-interest income, and adjusted efficiency ratio, exclude the effect of items that management believes are not reflective of core operating performance (the “Special Items”). Other non-GAAP financial measures include adjusted net interest income and margin, tangible common equity, tangible book value per common share, and certain capital ratios. These measures should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

Special Items

The financial results for the third quarter of 2023 and 2022 did not include any significant Special Items. The financial results for the second quarter of 2023 included the following Special Items:

Quarter ended June 30, 2023

- A $3.6 million ($2.3 million after-tax) gain recognized from a legal settlement reflected in the condensed consolidated statements of income as part of other non-interest income.

- A $1.6 million gain on the repurchase of $21.4 million in junior subordinated debentures reflected in the condensed consolidated statements of income as “Gain on early extinguishment of debt.” The junior subordinated debentures are reflected in the condensed consolidated statements of financial condition as “Other borrowings.” The purchase price equated to 92.5% of the $21.4 million par value. The 7.5% discount resulted in the gain of $1.6 million. The gain, realized at the holding company level, had no effect on the income tax expense in the second quarter of 2023.

Non-GAAP Financial Measures

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes or health epidemics. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, unfunded loan commitments and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items that management believes are not reflective of core operating performance regarded as Special Items.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total common equity less goodwill and other intangibles. Tangible assets are total assets less goodwill and other intangibles. Management uses and believes that many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with other more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Net Interest Income Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that management believes facilitates comparison of results to the results of peers.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $82.0 million for the third quarter of 2023, or $0.46 per diluted share, compared to $70.7 million, or $0.39 per diluted share, for the second quarter of 2023. The following table reconciles, for the second quarter of 2023 and nine-month period ended September 30, 2023, the net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the significant Special Items identified above, and shows the net income and earnings per diluted share for the third quarter of 2023 and 2022, and nine-month period ended September 30, 2022.

	Quarter Ended			Nine-Month Period Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
(In thousands, except per share information)
Net income, as reported (GAAP)	$82,022	$70,655	$74,603	$223,375	$231,898
Adjustments:
Gain recognized from legal settlement	-	(3,600)	-	(3,600)	-
Gain on early extinguishment of debt	-	(1,605)	-	(1,605)	-
Income tax impact of adjustments	-	1,350	-	1,350	-
Adjusted net income attributable to common stockholders (non-GAAP)	$82,022	$66,800	$74,603	$219,520	$231,898
Weighted-average diluted shares outstanding	176,962	179,277	188,319	179,144	194,368
Earnings Per Share - diluted (GAAP)	$0.46	$0.39	$0.40	$1.25	$1.20
Adjusted Earnings Per Share - diluted (non-GAAP)	$0.46	$0.37	$0.40	$1.23	$1.19

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $109.0 million for the third quarter of 2023, compared to $101.0 million for the second quarter of 2023. For the nine-month period ended September 30, 2023, income before income taxes was $312.6 million, compared to $341.1 million for the same period in 2022. Pre-tax, pre-provision income was $113.4 million for the third quarter of 2023, compared to adjusted pre-tax, pre-provision income of $118.0 million for the second quarter of 2023. For the nine-month period ended September 30, 2023, adjusted pre-tax, pre-provision income was $349.5 million, compared to pre-tax, pre-provision income of $353.0 million for the same period in 2022. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters and for the nine-month periods ended September 30, 2023 and 2022:

	Quarter Ended					Nine-Month Period Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
(Dollars in thousands)
Income before income taxes	$108,990	$100,939	$102,633	$106,530	$106,631	$312,562	$341,054
Add: Provision for credit losses expense	4,396	22,230	15,502	15,712	15,783	42,128	11,984
Less: Gain recognized from legal settlement	-	(3,600)	-	-	-	(3,600)	-
Less: Gain on early extinguishment of debt	-	(1,605)	-	-	-	(1,605)	-
Adjusted pre-tax, pre-provision income (1)	$113,386	$117,964	$118,135	$122,242	$122,414	$349,485	$353,038
Change from most recent prior period (amount)	$(4,578)	$(171)	$(4,107)	$(172)	$3,613	$(3,553)	$66,434
Change from most recent prior period (percentage)	-3.9%	-0.1%	-3.4%	-0.1%	3.0%	-1.0%	23.2%

(1)	Non-GAAP financial measure. See Non-GAAP Disclosures above for the definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

	Quarter Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Net Interest Income
Interest income	$263,405	$252,204	$242,396	$233,452	$222,683
Interest expense	63,677	52,389	41,511	27,879	14,773
Net interest income	$199,728	$199,815	$200,885	$205,573	$207,910

Average Balances
Loans and leases	$11,783,456	$11,591,516	$11,519,399	$11,364,963	$11,218,864
Total securities, other short-term investments and interest-bearing cash balances	7,325,226	7,333,989	7,232,347	7,314,293	7,938,530
Average interest-earning assets	$19,108,682	$18,925,505	$18,751,746	$18,679,256	$19,157,394

Average interest-bearing liabilities	$11,671,938	$11,176,385	$10,957,892	$10,683,776	$11,026,975

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.47%	5.35%	5.24%	4.96%	4.61%
Average rate on interest-bearing liabilities - GAAP	2.16%	1.88%	1.54%	1.04%	0.53%
Net interest spread - GAAP	3.31%	3.47%	3.70%	3.92%	4.08%
Net interest margin - GAAP	4.15%	4.23%	4.34%	4.37%	4.31%

Net interest income amounted to $199.7 million for the third quarter of 2023, a decrease of $0.1 million, compared to $199.8 million for the second quarter of 2023. The net interest income for the third quarter of 2023 included a net benefit of approximately $1.1 million associated with an additional day in the third quarter of 2023, as compared to the second quarter. The decrease in net interest income reflects the following:

  A $12.7 million increase in interest expense on interest-bearing deposits, including:

- An $8.4 million increase in interest expense on interest-bearing checking and saving accounts, of which approximately $5.9 million was driven by an increase in average rates paid in the third quarter of 2023, primarily in public sector deposits; $2.2 million of additional interest expense associated to a $438.9 million increase in the average balance; and $0.3 million related to an additional day in the third quarter of 2023. The average cost of interest-bearing checking and saving accounts increased by 35 basis points to 1.53% as compared to 1.18% in the previous quarter. Excluding public sector deposits, the average cost of interest-bearing checking and saving accounts for the third quarter of 2023 was 0.74%, as compared to 0.67% in the previous quarter.

- A $4.2 million increase in interest expense on time deposits, excluding brokered CDs, mainly due to approximately $2.7 million associated with higher rates paid in the third quarter of 2023 on new issuances and renewals; $1.3 million of additional interest expense associated with a $196.8 million increase in the average balance; and an approximately $0.2 million increase associated with an additional day in the third quarter of 2023. The average cost of non-brokered time deposits in the third quarter of 2023 increased 41 basis points to 2.91% when compared to the previous quarter.

  A $0.2 million decrease in interest income on residential mortgage loans.

Partially offset by:

  A $6.1 million increase in interest income on commercial and construction loans, of which approximately $2.2 million was related to the $104.5 million increase in the average balance of this portfolio, approximately $1.7 million was related to the effects of higher interest rates in the upward repricing of variable-rate loans and new loan originations, interest income of $1.2 million was recognized on the collection of a previously charged-off construction loan in the Puerto Rico region, and approximately $1.0 million was associated with an additional day in the third quarter of 2023. The increase in the average balance of the commercial and construction portfolio included the refinancing during the third quarter of 2023 of a $46.5 million municipal bond, which part of the held-to-maturity portfolio, into a shorter-term commercial loan structure.
  A $4.0 million increase in interest income on consumer loans and finance leases, of which approximately $2.4 million was related to an increase of $95.2 million in the average balance of this portfolio; $0.9 million was due to higher yields, mainly in the auto loans and finance leases portfolios; and $0.7 million was related to an additional day in the third quarter of 2023.
  A $1.4 million decrease in interest expense on borrowings, mainly driven by the $125.4 million decrease in the average balance due to the repayments at maturity of short-term repurchase agreements and FHLB advances during the third and second quarter of 2023. The decrease in the average balance also reflects the repurchase of $21.4 million of junior subordinated debentures during the second quarter of 2023.
  A $1.3 million increase in interest income from interest-bearing cash balances and investment securities, mainly due to a $3.1 million increase in interest income from interest-bearing cash balances, primarily consisting of cash balances deposited at the Federal Reserve Bank (“FED”), driven by the $190.5 million increase in the average balance. This increase was partially offset by a $1.7 million decrease in interest income on the debt securities portfolio, mainly due to the decrease of $198.2 million in the average balance which included the aforementioned $46.5 million municipal bond refinancing into a shorter-term commercial loan structure.

Net interest margin for the third quarter of 2023 decreased to 4.15%, compared to 4.23% for the second quarter of 2023, mainly reflecting the effect of higher rates paid on deposits and an increasing migration from non-interest-bearing and other low-cost deposits to higher-cost deposits, primarily in public sector deposits, which exceeded the increase in earning asset yields over the quarter.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
(In thousands)
Service charges and fees on deposit accounts	$9,552	$9,287	$9,541	$9,174	$9,820
Mortgage banking activities	2,821	2,860	2,812	2,572	3,400
Insurance commission income	2,790	2,747	4,847	2,898	2,624
Card and processing income	10,841	11,135	10,918	10,601	9,834
Gain on early extinguishment of debt	-	1,605	-	-	-
Other non-interest income	4,292	8,637	4,400	4,355	4,015
Non-interest income	$30,296	$36,271	$32,518	$29,600	$29,693

Non-interest income amounted to $30.3 million for the third quarter of 2023, compared to $36.3 million for the second quarter of 2023. Non-interest income for the second quarter of 2023 includes the $3.6 million gain recognized from a legal settlement, included as part of other non-interest income, and the $1.6 million gain on the repurchase of $21.4 million in junior subordinated debentures included as part of gain on early extinguishment of debt. On a non-GAAP basis, excluding the effect of these Special Items, adjusted non-interest income decreased by $0.7 million, mainly driven by a $0.3 million decrease related to lower unused loan commitment fees; and the effect during the second quarter of 2023 of the collection of $0.3 million in debit card incentives and a $0.2 million gain recognized from the sale of a fixed asset in the Florida region.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
(In thousands)
Employees' compensation and benefits	$56,535	$54,314	$56,422	$52,241	$52,939
Occupancy and equipment	21,781	21,097	21,186	21,843	22,543
Business promotion	4,759	4,167	3,975	5,590	5,136
Professional service fees:
Collections, appraisals and other credit-related fees	930	1,231	848	1,483	1,261
Outsourcing technology services	7,261	7,278	8,141	7,806	7,564
Other professional fees	2,831	3,087	2,984	3,380	3,724
Taxes, other than income taxes	5,465	5,124	5,112	5,211	5,349
FDIC deposit insurance	2,143	2,143	2,133	1,544	1,466
Other insurance and supervisory fees	2,356	2,352	2,368	2,429	2,387
Net gain on OREO operations	(2,153)	(1,984)	(1,996)	(2,557)	(1,064)
Credit and debit card processing expenses	6,779	6,540	5,318	6,362	6,410
Communications	2,219	1,992	2,216	2,322	2,272
Other non-interest expenses	5,732	5,576	6,561	5,277	5,202
Total non-interest expenses	$116,638	$112,917	$115,268	$112,931	$115,189

Non-interest expenses amounted to $116.6 million in the third quarter of 2023, an increase of $3.7 million from $112.9 million in the second quarter of 2023. The $3.7 million increase reflects the following significant variances:

  A $2.2 million increase in employees’ compensation and benefits expense, mainly driven by a $1.9 million increase in salary compensation, mainly due to the effect of merit increases implemented in July 2023; a $0.4 million increase in medical insurance premium costs; a $0.4 million increase in staff uniform costs; and a $0.3 million increase in staff relations costs mainly due to FirstBank’s 75th anniversary celebration; partially offset by a $0.6 million reduction in Christmas bonuses accruals.
  A $0.7 million increase in occupancy and equipment expenses, primarily reflecting increases in maintenance and depreciation charges.
  A $0.6 million increase in business promotion expenses, mainly as a result of the effect during the second quarter of 2023 of a $0.6 million benefit recognized in the credit card loyalty reward program expense associated with lower historical trends of customer redemptions.
  A $0.4 million increase in taxes, other than income taxes, mainly due to an increase in municipal license taxes.
  A $0.3 million increase in credit and debit card processing expenses, mainly driven by higher debit and credit card assessment fees, partially offset by higher incentives collected than the previous quarter.

Partially offset by:

  A $0.6 million decrease in professional service fees, mainly due to a $0.3 million reduction in collections, appraisals, and other credit-related fees; and a $0.2 million decrease in legal fees.

INCOME TAXES

The Corporation recorded an income tax expense of $27.0 million for the third quarter of 2023, compared to $30.3 million for the second quarter of 2023. Income tax expense decreased as a result of a lower effective tax rate due to increased business activities with tax advantages under the Puerto Rico tax code as well as a higher proportion of exempt income to taxable income, partially offset by higher pre-tax income when compared to the previous quarter.

The Corporation’s estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, was 28.2% for the third quarter of 2023, compared to 30.1% for the second quarter of 2023. As of September 30, 2023, the Corporation had a deferred tax asset of $150.8 million, net of a valuation allowance of $195.1 million against the deferred tax assets.

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Nonaccrual loans held for investment:
Residential mortgage	$31,946	$33,252	$36,410	$42,772	$43,036
Construction	1,640	1,677	1,794	2,208	2,237
Commercial mortgage	21,632	21,536	21,598	22,319	23,741
Commercial and Industrial	18,809	9,194	13,404	7,830	15,715
Consumer and finance leases	19,137	16,362	15,936	14,806	12,787
Total nonaccrual loans held for investment	$93,164	$82,021	$89,142	$89,935	$97,516
OREO	28,563	31,571	32,862	31,641	38,682
Other repossessed property	7,063	5,404	4,743	5,380	4,936
Other assets (1)	1,448	2,111	2,203	2,202	2,193
Total non-performing assets (2)	$130,238	$121,107	$128,950	$129,158	$143,327

Past due loans 90 days and still accruing (3)	$62,892	$63,211	$74,380	$80,517	$81,790
Nonaccrual loans held for investment to total loans held for investment	0.78%	0.70%	0.77%	0.78%	0.86%
Nonaccrual loans to total loans	0.78%	0.70%	0.77%	0.78%	0.86%
Non-performing assets to total assets	0.70%	0.63%	0.68%	0.69%	0.78%

(1)	Residential pass-through mortgage-backed securities ("MBS") issued by the Puerto Rico Housing Finance Authority ("PRHFA") held as part of the available-for-sale debt securities portfolio.
(2)	Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of current expected credit losses ("CECL") on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $8.9 million as of September 30, 2023 (June 30, 2023 - $9.5 million; March 31, 2023 - $10.4 million; December 31, 2022 - $12.0 million; September 30, 2022 - $12.8 million).
(3)	These include rebooked loans, which were previously pooled into Government National Mortgage Association ("GNMA") securities, amounting to $8.5 million as of September 30, 2023 (June 30, 2023 - $6.5 million; March 31, 2023 - $7.1 million; December 31, 2022 - $10.3 million; September 30, 2022 - $8.0 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA’s specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets increased by $9.1 million to $130.2 million as of September 30, 2023, compared to $121.1 million as of June 30, 2023. Total nonaccrual loans held for investment increased by $11.2 million to $93.2 million as of September 30, 2023, compared to $82.0 million as of June 30, 2023.

The increase in non-performing assets was mainly driven by:

- A $9.7 million increase in nonaccrual commercial and construction loans, mainly related to the inflow of a $9.5 million commercial and industrial loan in the Puerto Rico region.

- A $2.9 million increase in nonaccrual consumer loans, consisting mainly of auto loans.

- A $1.6 million increase in other repossessed property, consisting of repossessed automobiles.

Partially offset by:

- A $3.0 million decrease in the other real estate owned (“OREO”) portfolio balance, mainly attributable to the sale of residential properties in the Puerto Rico region.

- A $1.4 million decrease in nonaccrual residential mortgage loans, mainly related to $3.8 million of loans restored to accrual status, $1.0 million in collections, and $1.0 million in transfers to OREO, partially offset by inflows of $4.5 million.

  Inflows to nonaccrual loans held for investment were $40.5 million in the third quarter of 2023, an increase of $15.6 million compared to inflows of $24.9 million in the second quarter of 2023. Inflows to nonaccrual commercial and construction loans were $11.1 million in the third quarter of 2023, an increase of $8.0 million compared to inflows of $3.1 million in the second quarter of 2023 mainly due to the aforementioned inflow of a $9.5 million commercial and industrial loan in the Puerto Rico region during the third quarter of 2023. Inflows to nonaccrual consumer loans were $24.9 million, an increase of $6.1 million compared to inflows of $18.8 million in the second quarter of 2023. Inflows to nonaccrual residential mortgage loans were $4.5 million in the third quarter of 2023, an increase of $1.5 million compared to inflows of $3.0 million in the second quarter of 2023. See Early Delinquency below for additional information.
  Adversely classified commercial and construction loans increased by $11.1 million to $76.8 million as of September 30, 2023, mainly driven by the aforementioned inflow of a $9.5 million commercial and industrial loan in the Puerto Rico region.

Early Delinquency

Total loans held for investment in early delinquency (i.e., 30-89 days past due accruing loans, as defined in regulatory reporting instructions) amounted to $137.0 million as of September 30, 2023, an increase of $18.5 million, compared to $118.5 million as of June 30, 2023. The variances by major portfolio categories are as follows:

  Consumer loans in early delinquency increased in the third quarter of 2023 by $18.2 million to $96.6 million, mainly in the auto loan portfolio, in part due to the last payment day for the quarter falling on a non-business day.
  Residential mortgage loans in early delinquency increased by $3.2 million to $34.1 million.
  Commercial and construction loans in early delinquency decreased by $2.9 million to $6.3 million, mainly due to the term extension during the third quarter of 2023 of a $4.5 million commercial mortgage loan in the Puerto Rico region that matured during the second quarter of 2023.

Allowance for Credit Losses

The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the third and second quarters of 2023:

	Quarter ended September 30, 2023
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to-Maturity	Available-for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$60,514	$75,245	$131,299	$267,058	$4,889	$8,401	$433	$280,781
Provision for credit losses - (benefit) expense	(3,349)	(55)	14,047	10,643	(128)	(6,151)	32	4,396
Net recoveries (charge-offs)	35	1,685	(15,806)	(14,086)	-	-	-	(14,086)
Allowance for credit losses, end of period	$57,200	$76,875	$129,540	$263,615	$4,761	$2,250	$465	$271,091
Amortized cost of loans and finance leases	$2,812,631	$5,549,841	$3,588,460	$11,950,932
Allowance for credit losses on loans to amortized cost	2.03%	1.39%	3.61%	2.21%

	Quarter ended June 30, 2023
	Loans and Finance Leases					Debt Securities
	Residential Mortgage Loans	Commercial and Construction Loans	Consumer Loans and Finance Leases	Total Loans and Finance Leases	Unfunded Loans Commitments	Held-to-Maturity	Available-for-Sale	Total ACL
Allowance for Credit Losses
(Dollars in thousands)
Allowance for credit losses, beginning balance	$64,403	$70,926	$130,238	$265,567	$4,168	$7,646	$449	$277,830
Provision for credit losses - (benefit) expense	(3,500)	10,198	14,072	20,770	721	755	(16)	22,230
Net charge-offs	(389)	(5,879)	(13,011)	(19,279)	-	-	-	(19,279)
Allowance for credit losses, end of period	$60,514	$75,245	$131,299	$267,058	$4,889	$8,401	$433	$280,781
Amortized cost of loans and finance leases	$2,793,790	$5,430,268	$3,495,257	$11,719,315
Allowance for credit losses on loans to amortized cost	2.17%	1.39%	3.76%	2.28%

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

As of September 30, 2023, the ACL for loans and finance leases was $263.6 million, a decrease of $3.5 million, from $267.1 million as of June 30, 2023. The ratio of the ACL for loans and finance leases to total loans held for investment was 2.21% as of September 30, 2023, compared to 2.28% as of June 30, 2023. The ratio of the total ACL for loans and finance leases to nonaccrual loans held for investment was 283% as of September 30, 2023, compared to 326% as of June 30, 2023.

The ACL for residential mortgage loans decreased by $3.4 million, mainly due to updated macroeconomic variables, mainly in the projection of the unemployment rate and, to a lesser extent, a reduction in qualitative reserves driven by the sustained levels of collateral values, partially offset by the increase in the size of the loan portfolio. Also, the ACL for consumer loans decreased by $1.8 million, mainly due to updated macroeconomic variables. The unemployment rate as well as retail sales growth are still expected to deteriorate on the long-term outlook but actual results have outperformed previous projections. These improvements in macroeconomic projections more than offset the effect of increases in historical charge-off levels and new originations of the consumer loan portfolios. The ACL for commercial and construction loans increased by $1.7 million to $76.9 million as of September 30, 2023, when compared to June 30, 2023, which include an incremental reserve of $1.7 million associated to the aforementioned inflow to nonaccrual of a $9.5 million commercial and industrial loan in the Puerto Rico region.

  The provision for credit losses on loans and finance leases was $10.6 million for the third quarter of 2023, compared to $20.8 million in the second quarter of 2023.

- Provision for credit losses for the commercial and construction loan portfolio was a net benefit of $0.1 million for the third quarter of 2023, compared to an expense of $10.2 million in the second quarter of 2023. The net benefit recorded during the third quarter of 2023 was mainly driven by a $1.4 million recovery recorded on a construction loan in the Puerto Rico region, partially offset by an incremental provision of $1.7 million associated to the aforementioned inflow to nonaccrual of a $9.5 million commercial and industrial loan in the Puerto Rico region. Meanwhile, the expense recorded during the second quarter of 2023 was mainly due to an increased uncertainty reflected in the projected CRE price index.

- Provision for credit losses for the consumer loans and finance leases portfolio was an expense of $14.0 million for the third quarter of 2023, compared to an expense of $14.1 million in the second quarter of 2023. The expense recorded during the third and second quarters of 2023 reflects the effect of increases in historical charge-off levels and new originations of the consumer loan portfolios, partially offset by the aforementioned impact of updated forecast of macroeconomic variables.

- Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $3.3 million for the third quarter of 2023, compared to a net benefit of $3.5 million in the second quarter of 2023. The net benefit recorded during the third quarter of 2023 was mainly due to the aforementioned update in macroeconomic variables and the reduction in qualitative reserves, partially offset by the increase in the size of the loan portfolio. Meanwhile, the net benefit recorded during the second quarter of 2023 was mainly due to the impact of a more favorable economic outlook in the projection of the Regional Home Price Index.

Net Charge-Offs

The following table presents ratios of annualized net (recoveries) charge-offs to average loans held-in-portfolio for the last five quarters:

	Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Residential mortgage	-0.01%	0.06%	0.07%	0.07%	0.13%
Construction	-3.18%	-0.99%	-0.17%	-1.82%	0.07%
Commercial mortgage	-0.01%	0.01%	-0.03%	0.00%	-0.01%
Commercial and Industrial	-0.02%	0.87%	0.00%	0.19%	-0.07%
Consumer loans and finance leases	1.79%	1.51%	1.54%	1.44%	1.05%
Total loans	0.48%	0.67%	0.46%	0.46%	0.31%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $14.1 million for the third quarter of 2023, or an annualized 0.48% of average loans, compared to $19.3 million, or an annualized 0.67% of average loans, in the second quarter of 2023. The decrease of $5.2 million in net charge-offs was mainly driven by a $7.6 million decrease in commercial and construction loans net charge-offs mainly related to a $6.2 million charge-off recorded on a commercial and industrial participated loan in the Florida region during the second quarter of 2023 and the aforementioned $1.4 million recovery recorded on a construction loan in the Puerto Rico region during the third quarter of 2023, partially offset by a $2.9 million increase in consumer loans net charge-offs.

Allowance for Credit Losses for Unfunded Loan Commitments

As of September 30, 2023, the ACL for off-balance sheet credit exposures decreased to $4.8 million, compared to $4.9 million as of June 30, 2023.

Allowance for Credit Losses for Debt Securities

As of September 30, 2023, the ACL for debt securities was $2.8 million, of which $2.3 million is related to Puerto Rico municipal bonds classified as held-to-maturity, compared to $8.8 million and $8.4 million, respectively, as of June 30, 2023. The decrease in the ACL of held-to-maturity debt securities was mostly driven by the refinancing of a $46.5 million municipal bond into a shorter-term commercial loan structure and, to a lesser extent, a reduction in qualitative reserves driven by updated financial information of certain bond issuers received during the third quarter of 2023.

LIQUIDITY

Cash and cash equivalents decreased by $462.6 million to $584.9 million as of September 30, 2023. When adding $2.1 billion of free high-quality liquid securities that could be liquidated or pledged within one day, total core liquidity amounted to $2.7 billion as of September 30, 2023, or 14.58% of total assets, compared to $3.2 billion, or 16.70% of total assets as of June 30, 2023. In addition, as of September 30, 2023, the Corporation had $947.8 million available for credit with the FHLB based on the value of collateral pledged with the FHLB. As such, the basic liquidity ratio (which includes cash, free high-quality liquid assets such as U.S. government and government sponsored entities’ obligations that could be liquidated or pledged within one day, and available secured lines of credit with the FHLB to total assets) was approximately 19.67% as of September 30, 2023, compared to 21.82% as of June 30, 2023.

In addition to the aforementioned available credit from the FHLB, the Corporation also maintains borrowing capacity at the FED Discount Window Program. The Corporation does not consider borrowing capacity from the FED Discount Window as a primary source of liquidity but had approximately $1.4 billion available for funding under the FED’s Borrower-In-Custody (“BIC”) Program as of September 30, 2023. Also, the Corporation has access to financing with other counterparties through repurchase agreements and is enrolled in the FED’s Bank Term Funding Program. Combined, as of September 30, 2023, the Corporation had $5.1 billion, or 107% of uninsured deposits, available to meet liquidity needs.

The Corporation’s total deposits, excluding brokered CDs, amounted to $16.1 billion as of September 30, 2023, compared to $16.5 billion as of June 30, 2023, including government deposits amounting to $3.3 billion and $3.4 billion, respectively, which are fully collateralized. As of September 30, 2023, $4.8 billion of these deposits are uninsured, which represent 29.47% of total deposits, compared to $4.7 billion, or 28.79% of total deposits, as of June 30, 2023. Brokered CDs amounted to $310.3 million as of September 30, 2023, compared to $363.6 million as of June 30, 2023. Refer to Table 11 for additional information about the deposits composition.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $18.6 billion as of September 30, 2023, down $557.9 million from June 30, 2023.

The following variances within the main components of total assets are noted:

  A $462.6 million decrease in cash and cash equivalents, mainly related to the $384.5 million net decrease in deposits, loan growth, the repurchases of common stock, the payment of common stock dividends, and the repayment at maturity of a $73.9 million short-term repurchase agreement, partially offset by cash flows from the investment securities portfolio.
  A $316.4 million decrease in investment securities, mainly driven by principal repayments of $195.9 million, which include $108.2 million related to U.S. agencies MBS and $73.8 million related to Federal National Mortgage Association (“FNMA”) callable debentures that matured during the third quarter of 2023; a $79.0 million decrease in the fair value of available-for-sale debt securities attributable to changes in market interest rates; and the aforementioned refinancing during the third quarter of 2023 of a $46.5 million municipal bond into a shorter-term commercial loan structure.
  A $226.3 million increase in total loans. The variance consisted of increases of $174.1 million in the Puerto Rico region, $46.4 million in the Florida region, and $5.8 million in the Virgin Islands region. On a portfolio basis, the variance consisted of increases of $119.6 million in commercial and construction loans, $93.2 million in consumer loans, primarily finance leases and auto loans, and $13.5 million in residential mortgage loans. The growth was mainly due to an $84.8 million increase in commercial and industrial loans, primarily in the Puerto Rico region, driven by the aforementioned $46.5 million municipal bond refinancing, $51.7 million in disbursements of two lines of credit, and a new term loan of $22.0 million, partially offset by payoffs and paydowns; and a $38.8 million increase in construction loans.

Total loan originations, including refinancings, renewals, and draws from existing commitments (excluding credit card utilization activity), amounted to $1.2 billion in the third quarter of 2023, an increase of $163.1 million compared to the second quarter of 2023. The growth in total loan originations consisted of increases of $138.0 million in commercial and construction loans, $10.5 million in consumer loans, and $14.6 million in residential mortgage loans.

Total loan originations in the Puerto Rico region amounted to $939.0 million in the third quarter of 2023, an increase of $104.3 million, compared to $834.7 million in the second quarter of 2023. The $104.3 million growth in total loan originations consisted of increases of $87.1 million in commercial and construction loans, $4.7 million in residential mortgage loans, and $12.5 million in consumer loans. The increase in commercial and construction loans was mainly in commercial and industrial loans in the Puerto Rico region due to the aforementioned $46.5 million municipal bond refinancing, $52.3 million related to lines of credit utilization, and the origination of the aforementioned $22.0 million term loan.

Total loan originations in the Virgin Islands region amounted to $31.0 million in the third quarter of 2023, compared to $79.7 million in the second quarter of 2023. The $48.7 million decline in total loan originations mainly consisted of decreases of $47.4 million in commercial and construction loans, driven by the $47.0 million origination of a line of credit facility to a public corporation during the second quarter of 2023, and $1.8 million in consumer loans.

Total loan originations in the Florida region amounted to $276.4 million in the third quarter of 2023, compared to $168.9 million in the second quarter of 2023. The $107.5 million growth in total loan originations consisted of increases of $98.3 million in commercial and construction loans and $9.4 million in residential mortgage loans, partially offset by a $0.2 million decrease in consumer loans.

Total liabilities were approximately $17.3 billion as of September 30, 2023, a decrease of $463.0 million from June 30, 2023.

The decrease in total liabilities was mainly due to:

  A $384.5 million decrease in total deposits driven by the following significant variances:
  A $172.2 million decrease in government deposits, principally consisting of declines of $128.5 million in the Puerto Rico region and $43.9 million in the Virgin Islands region.
  A $159.0 million decrease in deposits, excluding brokered CDs and government deposits, reflecting reductions of $62.1 million in the Virgin Islands region, $52.0 million in the Puerto Rico region, and $44.9 million in the Florida region. This decrease is net of a $77.6 million increase in time deposits.
  A $53.3 million decrease in brokered CDs. The decrease reflects $170.8 million of maturing brokered CDs, with an all-in cost of 4.80%, that were paid off during the third quarter of 2023, partially offset by new issuances amounting to $117.5 million with an all-in cost of 5.36%.
  A $73.9 million decrease in borrowings due to the repayment at maturity of a short-term repurchase agreement during the third quarter of 2023.

Total stockholders’ equity amounted to $1.3 billion as of September 30, 2023, a decrease of $94.9 million from June 30, 2023, mainly driven by the $79.0 million decrease in the fair value of available-for-sale debt securities due to changes in market interest rates recognized as part of accumulated other comprehensive loss, $75.0 million in stock repurchases to complete the $350 million stock repurchase program announced during 2022, and $24.9 million in common stock dividends declared in the third quarter of 2023, partially offset by earnings generated in the third quarter of 2023.

As of September 30, 2023, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s estimated CET1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 16.35%, 16.35%, 18.84%, and 10.57%, respectively, as of September 30, 2023, compared to CET1 capital, tier 1 capital, total capital, and leverage ratios of 16.64%, 16.64%, 19.15%, and 10.73%, respectively, as of June 30, 2023.

Meanwhile, estimated CET1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank, were 16.41%, 17.20%, 18.45%, and 11.12%, respectively, as of September 30, 2023, compared to CET1 capital, tier 1 capital, total capital and leverage ratios of 16.54%, 17.34%, 18.59%, and 11.18%, respectively, as of June 30, 2023.

Tangible Common Equity (Non-GAAP)

On a non-GAAP basis, the Corporation’s tangible common equity ratio decreased to 6.74% as of September 30, 2023, compared to 7.03% as of June 30, 2023.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets to the most comparable GAAP items as of the indicated dates:

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
(In thousands, except ratios and per share information)
Tangible Equity:
Total common equity - GAAP	$1,303,068	$1,397,999	$1,405,593	$1,325,540	$1,265,333
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	-	(17)	(86)	(205)	(376)
Core deposit intangible	(15,229)	(17,075)	(18,987)	(20,900)	(22,818)
Insurance customer relationship intangible	-	-	-	(13)	(51)

Tangible common equity - non-GAAP	$1,249,228	$1,342,296	$1,347,909	$1,265,811	$1,203,477

Tangible Assets:
Total assets - GAAP	$18,594,608	$19,152,455	$18,977,114	$18,634,484	$18,442,034
Goodwill	(38,611)	(38,611)	(38,611)	(38,611)	(38,611)
Purchased credit card relationship intangible	-	(17)	(86)	(205)	(376)
Core deposit intangible	(15,229)	(17,075)	(18,987)	(20,900)	(22,818)
Insurance customer relationship intangible	-	-	-	(13)	(51)

Tangible assets - non-GAAP	$18,540,768	$19,096,752	$18,919,430	$18,574,755	$18,380,178

Common shares outstanding	174,386	179,757	179,789	182,709	186,258

Tangible common equity ratio - non-GAAP	6.74%	7.03%	7.12%	6.81%	6.55%
Tangible book value per common share - non-GAAP	$7.16	$7.47	$7.50	$6.93	$6.46

Exposure to Puerto Rico Government

As of September 30, 2023, the Corporation had $294.9 million of direct exposure to the Puerto Rico government, its municipalities, and public corporations, a decrease of $49.4 million when compared to $344.3 million as of June 30, 2023, mainly due to repayments. As of September 30, 2023, approximately $188.9 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit, and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $59.2 million consisted of loans and obligations which are supported by one or more specific sources of municipal revenues. The Corporation’s total direct exposure to the Puerto Rico government also included $8.9 million in a loan extended to an affiliate of the Puerto Rico Electric Power Authority and $34.7 million in loans to agencies of Puerto Rico public corporations. In addition, the total direct exposure included obligations of the Puerto Rico government, specifically a residential pass-through MBS issued by the PRHFA, at an amortized cost of $3.2 million (fair value of $1.4 million as of September 30, 2023), included as part of the Corporation’s available-for-sale debt securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.8 million as of September 30, 2023, of which $0.4 million is due to credit deterioration.

The aforementioned exposure to municipalities in Puerto Rico included $106.7 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity debt securities. As of September 30, 2023, the ACL for these securities was $2.3 million, compared to $8.4 million as of June 30, 2023.

As of September 30, 2023, the Corporation had $2.8 billion of public sector deposits in Puerto Rico, compared to $2.9 billion as of June 30, 2023. Approximately 22% of the public sector deposits as of September 30, 2023, were from municipalities and municipal agencies in Puerto Rico, and 78% were from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp.’s senior management will host an earnings conference call and live webcast on Friday, October 20, 2023, at 11:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the Corporation’s investor relations website, fbpinvestor.com, or through a dial-in telephone number at (833) 470-1428 or (404) 975-4839 for international callers. The participant access code is 519358. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the Corporation’s investor relations website, fbpinvestor.com, until October 20, 2024. A telephone replay will be available one hour after the end of the conference call through November 17, 2023, at (866) 813-9403. The replay access code is 203912.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational, and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “will,” “plans,” “forecast,” “believe,” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof, and advises readers that any such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the uncertainties more fully discussed in Part I, Item 1A, “Risk Factors” of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, Part II, Item 1A, “Risk Factors” of the Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, and the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: the impacts of rising interest rates and inflation on the Corporation, including a decrease in demand for new loan originations and refinancings, increased competition for borrowers, attrition in deposits, a reduction in the fair value of the Corporation’s debt securities portfolio, and adverse effects on the Corporation’s results of operations and its liquidity, and position; volatility in the financial services industry, including failures or rumored failures of other depository institutions, and actions taken by governmental agencies to stabilize the financial system, including Federal Deposit Insurance Corporation (“FDIC”) special assessments, which could result in, among other things, bank deposit runoffs and liquidity constraints; the effect of continued changes in the fiscal and monetary policies and regulations of the U.S. federal government, the Puerto Rico government and other governments, including those determined by the Federal Reserve Board, the Federal Reserve Bank of New York, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico and the U.S. and British Virgin Islands; uncertainty as to the ability of FirstBank to retain its core deposits and generate sufficient cash flow through its wholesale funding sources, such as securities sold under agreements to repurchase, FHLB advances, and brokered CDs, which may require us to sell investment securities at a loss; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including in the interest rate environment, unemployment rates, market liquidity, housing absorption rates, real estate markets, and U.S. capital markets, which may affect funding sources, loan portfolio performance and credit quality, market prices of investment securities, and demand for the Corporation’s products and services, and which may reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; the impact of government financial assistance for hurricane recovery and other disaster relief on economic activity in Puerto Rico, and the timing and pace of disbursements of funds earmarked for disaster relief; the ability of the Corporation, FirstBank, and third-party service providers to identify and prevent cyber-security incidents, such as data security breaches, ransomware, malware, “denial of service” attacks, “hacking,” identity theft, and state-sponsored cyberthreats, and the occurrence of and response to any incidents that occur, such as an April 2023 security incident at one of our third-party vendors, which may result in misuse or misappropriation of confidential or proprietary information, disruption, or damage to our systems or those of third-party service providers, increased costs and losses or an adverse effect to our reputation; general competitive factors and other market risks as well as the implementation of strategic growth opportunities, including risks, uncertainties, and other factors or events related to any business acquisitions or dispositions; uncertainty as to the implementation of the debt restructuring plan of Puerto Rico and the fiscal plan for Puerto Rico as certified on April 3, 2023, by the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments and tax regulations in Puerto Rico; the impact of changes in accounting standards, or assumptions in applying those standards, on forecasts of economic variables considered for the determination of the ACL; the ability of FirstBank to realize the benefits of its net deferred tax assets; environmental, social, and governance matters, including our climate-related initiatives and commitments; the impacts of natural or man-made disasters, the emergence or continuation of widespread health emergencies, geopolitical conflicts (including the ongoing conflict in Ukraine, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorist attacks, or other catastrophic external events, including impacts of such events on general economic conditions and on the Corporation’s assumptions regarding forecasts of economic variables; the effect of changes in the interest rate environment, including any adverse change in the Corporation’s ability to attract and retain clients and gain acceptance from current and prospective customers for new products and services, including those related to the offering of digital banking and financial services; the risk that additional portions of the unrealized losses in the Corporation’s debt securities portfolio are determined to be credit-related, or the need of additional credit losses that could emerge from the downgrade of the United States of America’s Long-Term Foreign-Currency Issuer Rating to ‘AA+’ from ‘AAA’ in August 2023, resulting in additional charges to the provision for credit losses on the Corporation’s debt securities portfolio; the impacts of applicable legislative, tax, or regulatory changes on the Corporation’s financial condition or performance; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require further special assessments, causing an additional increase in the Corporation’s non-interest expenses; any need to recognize impairments on the Corporation’s financial instruments, goodwill, and other intangible assets; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of FirstBank and preclude the Corporation’s Board of Directors from declaring dividends; and uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels, and compliance with applicable laws, regulations and related requirements. The Corporation does not undertake, and specifically disclaims any obligation to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S., and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp.’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Condensed Consolidated Statements of Financial Condition

	As of
	September 30, 2023	June 30, 2023	December 31, 2022
(In thousands, except for share information)
ASSETS
Cash and due from banks	$583,913	$1,046,534	$478,480
Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	700	700	1,725
Total money market investments	1,000	1,000	2,025
Debt securities available for sale, at fair value (ACL of $465 as of September 30, 2023;
$433 as of June 30, 2023; and $458 as of December 31, 2022)	5,175,803	5,433,369	5,599,520
Debt securities held to maturity, at amortized cost, net of ACL of $2,250 as of September 30, 2023; $8,401 as of
June 30, 2023; and $8,286 as of December 31, 2022 (fair value of $342,851 as of September 30, 2023;
$410,181 as of June 30, 2023; and $427,115 as of December 31, 2022)	356,919	416,325	429,251
Total debt securities	5,532,722	5,849,694	6,028,771
Equity securities	48,683	48,101	55,289
Total investment securities	5,581,405	5,897,795	6,084,060
Loans, net of ACL of $263,615 as of September 30, 2023; $267,058 as of June 30, 2023;
and $260,464 as of December 31, 2022	11,687,317	11,452,257	11,292,361
Loans held for sale, at lower of cost or market	8,961	14,295	12,306
Total loans, net	11,696,278	11,466,552	11,304,667
Accrued interest receivable on loans and investments	68,783	70,368	69,730
Premises and equipment, net	144,611	146,640	142,935
OREO	28,563	31,571	31,641
Deferred tax asset, net	150,805	153,925	155,584
Goodwill	38,611	38,611	38,611
Other intangible assets	15,229	17,092	21,118
Other assets	285,410	282,367	305,633
Total assets	$18,594,608	$19,152,455	$18,634,484
LIABILITIES
Deposits:
Non-interest-bearing deposits	$5,440,247	$5,874,261	$6,112,884
Interest-bearing deposits	10,994,990	10,945,431	10,030,583
Total deposits	16,435,237	16,819,692	16,143,467
Securities sold under agreements to repurchase	-	73,934	75,133
Advances from the FHLB	500,000	500,000	675,000
Other borrowings	161,700	161,700	183,762
Accounts payable and other liabilities	194,603	199,130	231,582
Total liabilities	17,291,540	17,754,456	17,308,944
STOCKHOLDERSʼ EQUITY
Common stock, $0.10 par value, 223,663,116 shares issued (September 30, 2023 - 174,386,326 shares outstanding;
June 30, 2023 - 179,756,622 shares outstanding; and December 31, 2022 - 182,709,059 shares outstanding)	22,366	22,366	22,366
Additional paid-in capital	963,791	962,229	970,722
Retained earnings	1,790,652	1,733,497	1,644,209
Treasury stock, at cost (September 30, 2023 - 49,276,790 shares; June 30, 2023 - 43,906,494 shares;
December 31, 2022 - 40,954,057 shares)	(622,378)	(547,706)	(506,979)
Accumulated other comprehensive loss	(851,363)	(772,387)	(804,778)
Total stockholdersʼ equity	1,303,068	1,397,999	1,325,540
Total liabilities and stockholdersʼ equity	$18,594,608	$19,152,455	$18,634,484

Table 2 – Condensed Consolidated Statements of Income

	Quarter Ended			Nine-Month Period Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
(In thousands, except per share information)
Net interest income:
Interest income	$263,405	$252,204	$222,683	$758,005	$629,162
Interest expense	63,677	52,389	14,773	157,577	39,442
Net interest income	199,728	199,815	207,910	600,428	589,720
Provision for credit losses - expense (benefit):
Loans	10,643	20,770	14,352	47,669	10,028
Unfunded loan commitments	(128)	721	2,071	488	2,705
Debt securities	(6,119)	739	(640)	(6,029)	(749)
Provision for credit losses - expense	4,396	22,230	15,783	42,128	11,984
Net interest income after provision for credit losses	195,332	177,585	192,127	558,300	577,736

Non-interest income:
Service charges and fees on deposit accounts	9,552	9,287	9,820	28,380	28,649
Mortgage banking activities	2,821	2,860	3,400	8,493	12,688
Card and processing income	10,841	11,135	9,834	32,894	29,815
Gain on early extinguishment of debt	-	1,605	-	1,605	-
Other non-interest income	7,082	11,384	6,639	27,713	22,340
Total non-interest income	30,296	36,271	29,693	99,085	93,492

Non-interest expenses:
Employees’ compensation and benefits	56,535	54,314	52,939	167,271	153,797
Occupancy and equipment	21,781	21,097	22,543	64,064	66,434
Business promotion	4,759	4,167	5,136	12,901	12,641
Professional service fees	11,022	11,596	12,549	34,591	35,179
Taxes, other than income taxes	5,465	5,124	5,349	15,701	15,056
Insurance and supervisory fees	4,499	4,495	3,853	13,495	11,530
Net gain on OREO operations	(2,153)	(1,984)	(1,064)	(6,133)	(3,269)
Credit and debit card processing expenses	6,779	6,540	6,410	18,637	16,374
Other non-interest expenses	7,951	7,568	7,474	24,296	22,432
Total non-interest expenses	116,638	112,917	115,189	344,823	330,174

Income before income taxes	108,990	100,939	106,631	312,562	341,054
Income tax expense	26,968	30,284	32,028	89,187	109,156

Net income	$82,022	$70,655	$74,603	$223,375	$231,898

Net income attributable to common stockholders	$82,022	$70,655	$74,603	$223,375	$231,898

Earnings per common share:
Basic	$0.47	$0.39	$0.40	$1.25	$1.20
Diluted	$0.46	$0.39	$0.40	$1.25	$1.19

Table 3 – Selected Financial Data

	Quarter Ended			Nine-Month Period Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
(Shares in thousands)
Per Common Share Results:
Net earnings per share - basic	$0.47	$0.39	$0.40	$1.25	$1.20
Net earnings per share - diluted	$0.46	$0.39	$0.40	$1.25	$1.19
Cash dividends declared	$0.14	$0.14	$0.12	$0.42	$0.34
Average shares outstanding	176,358	178,926	187,236	178,486	193,217
Average shares outstanding diluted	176,962	179,277	188,319	179,144	194,368
Book value per common share	$7.47	$7.78	$6.79	$7.47	$6.79
Tangible book value per common share (1)	$7.16	$7.47	$6.46	$7.16	$6.46
Common Stock Price: End of period	$13.46	$12.22	$13.68	$13.46	$13.68
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	1.72	1.51	1.55	1.59	1.57
Return on Average Common Equity	20.70	19.66	19.00	19.00	17.73
Interest Rate Spread (2)	3.41	3.58	4.27	3.60	4.01
Net Interest Margin (2)	4.24	4.35	4.49	4.36	4.21
Efficiency ratio (3)	50.71	47.83	48.48	49.29	48.33
Capital and Other:
Average Total Equity to Average Total Assets	8.32	7.67	8.14	8.39	8.88
Total capital	18.84	19.15	19.38	18.84	19.38
Common equity Tier 1 capital	16.35	16.64	16.66	16.35	16.66
Tier 1 capital	16.35	16.64	16.66	16.35	16.66
Leverage	10.57	10.73	10.36	10.57	10.36
Tangible common equity ratio (1)	6.74	7.03	6.55	6.74	6.55
Dividend payout ratio	30.10	35.45	30.12	33.56	28.33
Basic liquidity ratio (4)	19.67	21.82	25.86	19.67	25.86
Core liquidity ratio (5)	14.58	16.70	18.57	14.58	18.57
Loan to deposit ratio	72.77	69.76	68.26	72.77	68.26
Uninsured deposits, excluding fully collateralized deposits, to total deposits	29.47	28.79	31.47	29.47	31.47
Asset Quality:
Allowance for credit losses for loans and finance leases to total loans
held for investment	2.21	2.28	2.28	2.21	2.28
Net charge-offs (annualized) to average loans outstanding	0.48	0.67	0.31	0.54	0.25
Provision for credit losses for loans and finance leases
to net charge-offs	75.56	107.73	166.02	102.22	47.30
Non-performing assets to total assets	0.70	0.63	0.78	0.70	0.78
Nonaccrual loans held for investment to total loans held for investment	0.78	0.70	0.86	0.78	0.86
Allowance for credit losses for loans and finance leases to total nonaccrual loans
held for investment	282.96	325.60	264.43	282.96	264.43
Allowance for credit losses for loans and finance leases to total nonaccrual loans
held for investment, excluding residential estate loans	430.62	547.60	473.31	430.62	473.31

(1)

Non-GAAP financial measures (as defined above). Refer to Statement of Financial Condition above and Table 4 below for additional information about the components and a reconciliation of these measures.

(2)

On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (non-GAAP financial measure). Refer to Non-GAAP Disclosures above for additional information and a reconciliation of these measures.

(3)	Non-interest expenses to the sum of net interest income and non-interest income.
(4)	Defined as the sum of cash and cash equivalents, free high quality liquid assets that could be liquidated within one day, and available secured lines of credit with the FHLB to total assets.
(5)	Defined as the sum of cash and cash equivalents and free high quality liquid assets that could be liquidated within one day to total assets.

Table 4 – Reconciliation of Net Interest Income to Net Interest Income Excluding Valuations and on a Tax-Equivalent Basis

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the third and second quarters of 2023, the third quarter of 2022 and the nine-month periods ended September 30, 2023 and 2022, respectively. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

	Quarter Ended			Nine-Month Period Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net Interest Income
Interest income - GAAP	$263,405	$252,204	$222,683	$758,005	$629,162
Unrealized gain on derivative instruments	(3)	(3)	(11)	-	(35)
Interest income excluding valuations non-GAAP	263,402	252,201	222,672	758,005	629,127
Tax-equivalent adjustment	4,690	5,540	9,150	16,577	25,758
Interest income on a tax-equivalent basis and excluding valuations non-GAAP	$268,092	$257,741	$231,822	$774,582	$654,885

Interest expense - GAAP	$63,677	$52,389	$14,773	$157,577	$39,442

Net interest income - GAAP	$199,728	$199,815	$207,910	$600,428	$589,720

Net interest income excluding valuations - non-GAAP	$199,725	$199,812	$207,899	$600,428	$589,685

Net interest income on a tax-equivalent basis and excluding valuations - non-GAAP	$204,415	$205,352	$217,049	$617,005	$615,443

Average Balances
Loans and leases	$11,783,456	$11,591,516	$11,218,864	$11,632,424	$11,143,088
Total securities, other short-term investments and interest-bearing cash balances	7,325,226	7,333,989	7,938,530	7,297,528	8,381,951
Average Interest-Earning Assets	$19,108,682	$18,925,505	$19,157,394	$18,929,952	$19,525,039
Average Interest-Bearing Liabilities	$11,671,938	$11,176,385	$11,026,975	$11,271,354	$11,267,984

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.47%	5.35%	4.61%	5.35%	4.31%
Average rate on interest-bearing liabilities - GAAP	2.16%	1.88%	0.53%	1.87%	0.47%
Net interest spread - GAAP	3.31%	3.47%	4.08%	3.48%	3.84%
Net interest margin - GAAP	4.15%	4.23%	4.31%	4.24%	4.04%

Average yield on interest-earning assets excluding valuations - non-GAAP	5.47%	5.35%	4.61%	5.35%	4.31%
Average rate on interest-bearing liabilities excluding valuations - non-GAAP	2.16%	1.88%	0.53%	1.87%	0.47%
Net interest spread excluding valuations - non-GAAP	3.31%	3.47%	4.08%	3.48%	3.84%
Net interest margin excluding valuations - non-GAAP	4.15%	4.23%	4.31%	4.24%	4.04%

Average yield on interest-earning assets on a tax-equivalent basis
and excluding valuations - non-GAAP	5.57%	5.46%	4.80%	5.47%	4.48%
Average rate on interest-bearing liabilities	2.16%	1.88%	0.53%	1.87%	0.47%
Net interest spread on a tax-equivalent basis and excluding valuations - non-GAAP	3.41%	3.58%	4.27%	3.60%	4.01%
Net interest margin on a tax-equivalent basis and excluding valuations - non-GAAP	4.24%	4.35%	4.49%	4.36%	4.21%

Table 5 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume			Interest income (1) / expense			Average Rate (1)
Quarter Ended	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2023	2023	2022	2023	2023	2022	2023	2023	2022
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$807,883	$617,356	$882,759	$10,956	$7,880	$4,654	5.38%	5.12%	2.09%
Government obligations (2)	2,817,646	2,909,204	2,912,130	9,415	10,973	10,325	1.33%	1.51%	1.41%
Mortgage-backed securities	3,650,737	3,757,425	4,113,870	15,677	17,087	22,028	1.70%	1.82%	2.12%
FHLB stock	34,666	36,265	16,677	768	780	292	8.79%	8.63%	6.95%
Other investments	14,294	13,739	13,094	61	58	45	1.69%	1.69%	1.36%
Total investments (3)	7,325,226	7,333,989	7,938,530	36,877	36,778	37,344	2.00%	2.01%	1.87%
Residential mortgage loans	2,800,675	2,808,465	2,855,927	39,640	39,864	39,874	5.62%	5.69%	5.54%
Construction loans	183,507	149,783	118,794	4,937	2,903	1,831	10.67%	7.77%	6.12%
C&I and commercial mortgage loans	5,261,849	5,191,040	5,085,257	93,711	89,290	73,518	7.07%	6.90%	5.74%
Finance leases	808,480	769,316	647,586	15,802	14,714	11,751	7.75%	7.67%	7.20%
Consumer loans	2,728,945	2,672,912	2,511,300	77,125	74,192	67,504	11.21%	11.13%	10.66%
Total loans (4) (5)	11,783,456	11,591,516	11,218,864	231,215	220,963	194,478	7.78%	7.65%	6.88%
Total interest-earning assets	$19,108,682	$18,925,505	$19,157,394	$268,092	$257,741	$231,822	5.57%	5.46%	4.80%

Interest-bearing liabilities:
Time deposits	$2,708,297	$2,511,504	$2,109,521	$19,852	$15,667	$3,788	2.91%	2.50%	0.71%
Brokered CDs	318,831	333,557	63,524	3,830	3,761	333	4.77%	4.52%	2.08%
Other interest-bearing deposits	7,956,856	7,517,995	8,372,342	30,616	22,176	5,857	1.53%	1.18%	0.28%
Securities sold under agreements to repurchase	26,254	101,397	200,000	359	1,328	1,993	5.43%	5.25%	3.95%
Advances from the FHLB	500,000	534,231	97,826	5,675	6,048	529	4.50%	4.54%	2.15%
Other borrowings	161,700	177,701	183,762	3,345	3,409	2,273	8.21%	7.69%	4.91%
Total interest-bearing liabilities	$11,671,938	$11,176,385	$11,026,975	$63,677	$52,389	$14,773	2.16%	1.88%	0.53%
Net interest income				$204,415	$205,352	$217,049
Interest rate spread							3.41%	3.58%	4.27%
Net interest margin							4.24%	4.35%	4.49%

(1)	On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures and Table 4 above for additional information and a reconciliation of these measures.
(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)	Interest income on loans includes $2.9 million, for each of the quarters ended September 30, 2023, June 30, 2023, and September 30, 2022, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

Table 6 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

	Average Volume		Interest income (1) / expense		Average Rate (1)
Nine-Month Period Ended	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
(Dollars in thousands)
Interest-earning assets:
Money market and other short-term investments	$611,308	$1,412,802	$23,486	$8,347	5.14%	0.79%
Government obligations (2)	2,878,603	2,857,462	31,153	28,647	1.45%	1.34%
Mortgage-backed securities	3,756,654	4,079,403	52,160	64,252	1.86%	2.11%
FHLB stock	37,234	19,788	1,969	830	7.07%	5.61%
Other investments	13,729	12,496	258	78	2.51%	0.83%
Total investments (3)	7,297,528	8,381,951	109,026	102,154	2.00%	1.63%
Residential mortgage loans	2,814,667	2,902,542	119,298	121,134	5.67%	5.58%
Construction loans	159,914	119,214	10,516	5,123	8.79%	5.75%
C&I and commercial mortgage loans	5,207,216	5,081,049	268,886	200,022	6.90%	5.26%
Finance leases	771,366	617,946	44,325	34,073	7.68%	7.37%
Consumer loans	2,679,261	2,422,337	222,531	192,379	11.10%	10.62%
Total loans (4) (5)	11,632,424	11,143,088	665,556	552,731	7.65%	6.63%
Total interest-earning assets	$18,929,952	$19,525,039	$774,582	$654,885	5.47%	4.48%

Interest-bearing liabilities:
Time deposits	$2,522,061	$2,224,002	$46,301	$12,047	2.45%	0.72%
Brokered CDs	273,586	77,239	9,178	1,214	4.49%	2.10%
Other interest-bearing deposits	7,674,759	8,403,860	70,308	12,063	1.22%	0.19%
Securities sold under agreements to repurchase	72,648	213,553	2,756	6,147	5.07%	3.85%
Advances from the FHLB	553,993	165,568	18,899	2,667	4.56%	2.15%
Other borrowings	174,307	183,762	10,135	5,304	7.77%	3.86%
Total interest-bearing liabilities	$11,271,354	$11,267,984	$157,577	$39,442	1.87%	0.47%
Net interest income			$617,005	$615,443
Interest rate spread					3.60%	4.01%
Net interest margin					4.36%	4.21%

(1)

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. Refer to Non-GAAP Disclosures and Table 4 above for additional information and a reconciliation of these measures.

(2)	Government obligations include debt issued by government-sponsored agencies.
(3)	Unrealized gains and losses on available-for-sale debt securities are excluded from the average volumes.
(4)	Average loan balances include the average of non-performing loans.
(5)

Interest income on loans includes $8.9 million and $8.5 million for the nine-month periods ended September 30, 2023 and 2022, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 7 – Loan Portfolio by Geography

	As of September 30, 2023
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,182,882	$170,797	$458,952	$2,812,631

Commercial loans:
Construction loans	98,565	3,762	100,447	202,774
Commercial mortgage loans	1,714,974	65,034	536,105	2,316,113
Commercial and Industrial loans	1,971,686	116,588	942,680	3,030,954
Commercial loans	3,785,225	185,384	1,579,232	5,549,841

Finance leases	831,540	-	-	831,540

Consumer loans	2,683,277	67,184	6,459	2,756,920
Loans held for investment	9,482,924	423,365	2,044,643	11,950,932

Loans held for sale	8,961	-	-	8,961
Total loans	$9,491,885	$423,365	$2,044,643	$11,959,893

	As of June 30, 2023
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,179,539	$172,771	$441,480	$2,793,790

Commercial loans:
Construction loans	65,427	3,792	94,779	163,998
Commercial mortgage loans	1,734,514	65,775	519,780	2,320,069
Commercial and Industrial loans	1,902,803	108,971	934,427	2,946,201
Commercial loans	3,702,744	178,538	1,548,986	5,430,268

Finance leases	790,711	-	-	790,711

Consumer loans	2,630,665	66,078	7,803	2,704,546
Loans held for investment	9,303,659	417,387	1,998,269	11,719,315

Loans held for sale	14,094	201	-	14,295
Total loans	$9,317,753	$417,588	$1,998,269	$11,733,610

	As of December 31, 2022
	Puerto Rico	Virgin Islands	United States	Consolidated
(In thousands)
Residential mortgage loans	$2,237,983	$179,917	$429,390	$2,847,290

Commercial loans:
Construction loans	30,529	4,243	98,181	132,953
Commercial mortgage loans	1,768,890	65,314	524,647	2,358,851
Commercial and Industrial loans	1,791,235	68,874	1,026,154	2,886,263
Commercial loans	3,590,654	138,431	1,648,982	5,378,067

Finance leases	718,230	-	-	718,230

Consumer loans	2,537,840	61,419	9,979	2,609,238
Loans held for investment	9,084,707	379,767	2,088,351	11,552,825

Loans held for sale	12,306	-	-	12,306
Total loans	$9,097,013	$379,767	$2,088,351	$11,565,131

Table 8 – Non-Performing Assets by Geography

	As of September 30, 2023
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$19,378	$5,871	$6,697	$31,946
Construction	669	971	-	1,640
Commercial mortgage	13,220	8,412	-	21,632
Commercial and Industrial	15,779	1,094	1,936	18,809
Consumer and finance leases	18,564	475	98	19,137
Total nonaccrual loans held for investment	67,610	16,823	8,731	93,164
OREO	23,547	4,638	378	28,563
Other repossessed property	6,799	264	-	7,063
Other assets (1)	1,448	-	-	1,448
Total non-performing assets (2)	$99,404	$21,725	$9,109	$130,238
Past due loans 90 days and still accruing (3)	$57,834	$4,678	$380	$62,892

	As of June 30, 2023
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$20,047	$5,767	$7,438	$33,252
Construction	703	974	-	1,677
Commercial mortgage	13,337	8,199	-	21,536
Commercial and Industrial	5,808	1,119	2,267	9,194
Consumer and finance leases	15,874	379	109	16,362
Total nonaccrual loans held for investment	55,769	16,438	9,814	82,021
OREO	27,107	4,464	-	31,571
Other repossessed property	5,226	168	10	5,404
Other assets (1)	2,111	-	-	2,111
Total non-performing assets (2)	$90,213	$21,070	$9,824	$121,107
Past due loans 90 days and still accruing (3)	$60,964	$2,108	$139	$63,211

	As of December 31, 2022
(In thousands)	Puerto Rico	Virgin Islands	United States	Total
Nonaccrual loans held for investment:
Residential mortgage	$28,857	$6,614	$7,301	$42,772
Construction	831	1,377	-	2,208
Commercial mortgage	14,341	7,978	-	22,319
Commercial and Industrial	5,859	1,179	792	7,830
Consumer and finance leases	14,142	469	195	14,806
Total nonaccrual loans held for investment	64,030	17,617	8,288	89,935
OREO	28,135	3,475	31	31,641
Other repossessed property	5,275	76	29	5,380
Other assets (1)	2,202	-	-	2,202
Total non-performing assets (2)	$99,642	$21,168	$8,348	$129,158
Past due loans 90 days and still accruing (3)	$76,417	$4,100	$-	$80,517

(1)	Residential pass-through MBS issued by the PRHFA held as part of the available-for-sale debt securities portfolio.
(2)	Excludes PCD loans previously accounted for under ASC Subtopic 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans as “units of account” both at the time of adoption of CECL on January 1, 2020 and on an ongoing basis for credit loss measurement. These loans will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The portion of such loans contractually past due 90 days or more amounted to $8.9 million as of September 30, 2023 (June 30, 2023 - $9.5 million; December 31, 2022 - $12.0 million).
(3)	These include rebooked loans, which were previously pooled into GNMA securities, amounting to $8.5 million as of September 30, 2023 (June 30, 2023 - $6.5 million; December 31, 2022 - $10.3 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 9 – Allowance for Credit Losses on Loans and Finance Leases

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
(Dollars in thousands)
Allowance for credit losses on loans and finance leases, beginning of period	$267,058	$265,567	$252,152	$260,464	$269,030
Impact of adoption of ASU 2022-02	-	-	-	2,116	-
Provision for credit losses on loans and finance leases expense	10,643	20,770	14,352	47,669	10,028
Net recoveries (charge-offs) of loans and finance leases:
Residential mortgage	35	(389)	(907)	(840)	(2,845)
Construction	1,459	371	(20)	1,893	15
Commercial mortgage	74	(32)	54	192	1,277
Commercial and Industrial	152	(6,218)	486	(6,094)	1,752
Consumer loans and finance leases	(15,806)	(13,011)	(8,258)	(41,785)	(21,398)
Net charge-offs	(14,086)	(19,279)	(8,645)	(46,634)	(21,199)
Allowance for credit losses on loans and finance leases, end of period	$263,615	$267,058	$257,859	$263,615	$257,859

Allowance for credit losses on loans and finance leases to period end total loans held for investment	2.21%	2.28%	2.28%	2.21%	2.28%
Net charge-offs (annualized) to average loans outstanding during the period	0.48%	0.67%	0.31%	0.54%	0.25%
Provision for credit losses on loans and finance leases to net charge-offs during the period	0.76x	1.08x	1.66x	1.02x	0.47x

Table 10 – Annualized Net (Recoveries) Charge-Offs to Average Loans

	Quarter Ended			Nine-Month Period Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Residential mortgage	-0.01%	0.06%	0.13%	0.04%	0.13%
Construction	-3.18%	-0.99%	0.07%	-1.58%	-0.02%
Commercial mortgage	-0.01%	0.01%	-0.01%	-0.01%	-0.08%
Commercial and Industrial	-0.02%	0.87%	-0.07%	0.28%	-0.08%
Consumer loans and finance leases	1.79%	1.51%	1.05%	1.61%	0.94%
Total loans	0.48%	0.67%	0.31%	0.54%	0.25%

Table 11 – Deposits

	As of
	September 30, 2023	June 30, 2023	December 31, 2022
(In thousands)
Time deposits	$2,754,776	$2,680,250	$2,250,876
Interest-bearing saving and checking accounts	7,929,875	7,901,599	7,673,881
Non-interest-bearing deposits	5,440,247	5,874,261	6,112,884
Total deposits, excluding brokered CDs (1)	16,124,898	16,456,110	16,037,641
Brokered CDs	310,339	363,582	105,826
Total deposits	$16,435,237	$16,819,692	$16,143,467
Total deposits, excluding brokered CDs and government deposits	$12,862,616	$13,021,598	$13,268,585

(1)	As of September 30, 2023, June 30, 2023, and December 31, 2022, government deposits amounted to $3.3 billion, $3.4 billion, and $2.8 billion, respectively.

Contacts

First BanCorp.
Ramon Rodriguez
Senior Vice President
Corporate Strategy and Investor Relations
ramon.rodriguez@firstbankpr.com
(787) 729-8200 Ext. 82179